EXHIBIT 5


                   [Letterhead of Davis Polk & Wardwell]


                                       October 6, 1995


Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana  70112

Dear Sirs:

         We are acting as counsel for Freeport-McMoRan Copper & Gold Inc. (the "Corporation") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 10,000,000 shares (the "Shares") of Class B Common Stock ($.10 par value) of the Corporation issuable pursuant to the 1995 Stock Option Plan (the "Plan") of the Corporation. In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

         Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Corporation of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                       Very truly yours,


                                       /s/ Davis Polk & Wardwell